UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts	01851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 18, 2015, M/A-COM Technology Solutions Holdings, Inc. (the “Company”), through its wholly-owned subsidiary, M/A-COM Technology Solutions Inc., entered into an Agreement of Purchase and Sale, dated effective June 17, 2015 (the “Purchase Agreement”), with Cobham Properties, Inc. (“Cobham”), pursuant to which the Company agreed to purchase from Cobham the real property consisting of the Company’s headquarters and fabrication facility located at 100 Chelmsford Street, Lowell, Massachusetts 01852, including the associated land, improvements, leases and leasehold property (the “Facility”), for an aggregate purchase price of $8.25 million, subject to the adjustments, prorations and terms set forth in the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants, and the closing is subject to customary closing conditions. The transaction is expected to close on or about June 29, 2015.

The Company currently leases the Facility from Cobham pursuant to a Lease Agreement, dated October 4, 2014 (the “Lease”). Upon closing of the purchase of the Facility, the Lease will be terminated. Other than with respect to the Purchase Agreement and the Lease, there is no material relationship among the Company or any of its affiliates and Cobham.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Purchase Agreement which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information in Item 1.01 above is incorporated by reference in this Item 1.02.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale, dated June 17, 2015, between Cobham Properties, Inc. and M/A-COM Technology Solutions Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: June 23, 2015	By:	/s/ Robert J. McMullan
Robert J. McMullan
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Purchase and Sale, dated June 17, 2015, between Cobham Properties, Inc. and M/A-COM Technology Solutions Inc.